Exhibit 99.2

Phase II, dose ranging study of ARC-520, a siRNA-based therapeutic, in patients with chronic hepatitis B virus infection

Man-Fung Yuen1, Henry Lik Yuen Chan2, Bruce D. Given3, James Hamilton3, Thomas Schluep3, David L. Lewis3, Ching-Lung Lai1, Stephen A. Locarnini4, Johnson YN Lau5, Robert G. Gish6,7

1 The University of Hong Kong, Hong Kong, China 2 The Chinese University of Hong Kong, Hong Kong, China 3 Arrowhead Research Corporation, Pasadena, CA, USA; 4 Victorian Infectious Diseases Reference Laboratory, Victoria, Australia 5 Hong Kong Polytechnic University, Hong Kong, China 6 Stanford University, Palo Alto, CA, USA 7 Hepatitis B Foundation, Doylestown, PA, USA

ARC-520 is a novel, short interfering RNA (siRNA)-containing, liver-targeted therapeutic for treatment of chronic hepatitis B virus (HBV) designed to reduce all HBV transcripts via RNA interference, with an observed reduction of viral particles and decreased expression of viral proteins in an HBV-infected chimpanzee and HBV mouse models. Viral proteins, in particular HBeAg and HBsAg, have been implicated in immune tolerance, sustained infection and disease progression. Therapies targeting viral proteins might allow host immune reconstitution, thereby promoting HBsAg seroclearance. A Phase I study in healthy subjects has demonstrated the safety profile of ARC-520. This phase IIa, randomized, double blind, placebo controlled study at two centers assesses depth and duration of HBsAg reduction and safety after a single, intravenous dose of ARC-520 in HBeAg negative adult patients with chronic HBV infection receiving long-term entecavir. Patients meeting the inclusion-exclusion criteria are randomized to placebo or ARC-520 at a ratio of 1:3 and continue daily entecavir.

Escalating, single doses of ARC-520 at 1 mg/kg (Cohort 1, 8 patients), 2 mg/kg (Cohort 2, 8 patients) and 3 mg/kg (Cohort 3, 6 patients) have been evaluated. Cohorts 1 and 2 have been evaluated through Day 85 and are unblinded. Cohort 3 is enrolling and remains blinded.

In all three cohorts there have been no SAEs, no AEs rated as severe, no signs of hypersensitivity, no dose limiting toxicities and no discontinuations due to AEs. There were no treatment emergent changes in vital signs, physical exams or ECGs rated clinically significant by the investigator. There have been few abnormal laboratory values, with no clinically significant, treatment emergent, changes in ALT, AST, GGT, LDH, bilirubin, BUN or creatinine or apparent trends. All AEs reported to date (n=4) have been mild or moderate and rated as unrelated to study drug by the investigator.

ARC-520 activity is assessed by measuring percent change of quantitative HBsAg decline from baseline. For patients receiving ARC-520 in cohort 1, mean nadir HBsAg was -39% (range -22 to -57) with a mean change on day 85 of -31% (range -14 to -39). For patients receiving ARC-520 in cohort 2, mean nadir HBsAg was – 51% (range -46 to -59) with a mean change on day 85 of -22% (range -7 to -40). For cohort 2, the percent reduction in HBsAg was statistically significant vs placebo for Days 3 through 43 post dose. This is the first time that a reduction in HBsAg mediated through RNA interference has been shown in chronic HBV patients.